Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4/S-1 of Safari Holding Corporation of our report dated May 23, 2007 relating to the financial statements of Safari Holding Corporation, of our report dated March 23, 2007, except for Note 2 as to which the date is July 10, 2007, relating to the financial statements and financial statement schedule of Kindred Pharmacy Services, Inc., a wholly-owned subsidiary of Kindred Healthcare, Inc., and of our report dated March 23, 2007, except for Note 2 as to which the date is July 10, 2007, relating to the financial statements of PharmaSTAT, LLC, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary Selected Financial Data of KPS”, and “Selected Historical Financial Data of KPS” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

July 13, 2007